Pursuant to Rule No. 424(b)(5)

Registration No. 333-100478

Registration No. 333-104350

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 6, 2003

$400,000,000

$200,000,000 Floating Rate Notes Due November 15, 2004

$200,000,000 4.00% Notes Due May 15, 2010

We will pay interest on the Notes due 2004 on each February 15, May 15, August 15 and November 15, commencing August 15, 2003. The per annum interest rate on the Notes due 2004 for each quarterly interest period will be reset quarterly and will be equal to three-month LIBOR plus 0.80%. However, in certain circumstances described herein, the interest rate will be determined without reference to LIBOR.

We will pay interest on the Notes due 2010 on each May 15 and November 15, commencing November 15, 2003.

The Notes due 2004 will not be redeemable prior to maturity. We may redeem all or any portion of the Notes due 2010, at any time, at the redemption prices described beginning on page S-15. There is no sinking fund for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, before expenses, to us(1)
Per Note due 2004	100%	0.225%	99.775%
Total for Notes due 2004	$200,000,000	$450,000	$199,550,000
Per Note due 2010	99.677%	0.625%	99.052%
Total for Notes due 2010	$199,354,000	$1,250,000	$198,104,000
Total	$399,354,000	$1,700,000	$397,654,000

(1)	Plus accrued interest, if any, from May 29, 2003.

Delivery of the Notes in book-entry form only will be made on or about May 29, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Merrill Lynch & Co.

Banc One Capital Markets, Inc.

                 Scotia Capital

Wachovia Securities

The date of this prospectus supplement is May 21, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the prospectus which gives more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference which are described under “Where You Can Find More Information” in the prospectus.

You should rely only on the information contained in the prospectus supplement and the prospectus, including the information contained in the documents incorporated by reference. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference.

Pepco Holdings, Inc.

We are one of the largest providers of electricity transmission and distribution in the mid-Atlantic region, serving more than 1.7 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. We also provide gas distribution services to approximately 115,000 customers in Delaware. We became a registered holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”) in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv in August 2002. As a result of this merger, Pepco and Conectiv are now our wholly owned subsidiaries. Our principal subsidiaries operate regulated electricity and gas utility distribution businesses in competitive markets. We are one of the largest owners of transmission in the Pennsylvania/New Jersey/Maryland power pool (“PJM”), serving a 10,000 square-mile service territory in a growing region with a population of approximately 4 million. Our electricity and gas delivery businesses are complemented by a 3,006 MW portfolio of mid-merit generating assets which primarily provide electricity for our utility subsidiaries’ existing retail demand. Through our other non-regulated subsidiaries, we operate competitive retail energy businesses and manage a portfolio of financial investments.

We manage the operations of our subsidiaries as described below.

Power Delivery

The largest component of our business is power delivery, which we conduct through our subsidiaries Pepco, Delmarva Power & Light Company (“DPL”), and Atlantic City Electric Company (“ACE”). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. We refer to the operations of DPL and ACE collectively as “Conectiv Power Delivery.”

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. As of March 31, 2003, Pepco delivered electricity to approximately 723,000 customers. Under settlements entered into with regulatory authorities, Pepco currently is required to provide default electricity supply (which we refer to as “standard offer service”) at specified rates to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these standard offer service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. The profit is shared with Pepco’s retail customers.

In April 2003, the Maryland Public Service Commission approved a settlement to extend the provision of standard offer service that allows local utilities to continue to supply customers with electricity after existing rate caps/freezes expire in July 2004 at market prices. Pepco will provide standard offer service at market rates to all residential customers from July 2004 through May 2008. There are no minimum stay provisions for residential customers, therefore, they may stop and resume standard offer service at any time. Pepco will obtain power for the market rate standard offer service through a competitive wholesale bidding process.

Conectiv Power Delivery

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. As of March 31, 2003, DPL delivered electricity to approximately 485,000 customers and gas to approximately 115,000 customers. Under regulatory settlements, DPL currently is required to provide standard offer electricity service at specified rates to customers in Maryland until July 2004 and to provide default electricity service at specified rates to customers in Delaware until May 2006 and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (which we describe below) supplies all of DPL’s standard offer and default service load requirements under a supply agreement that ends May 31, 2006. The terms of the supply agreement are structured to coincide with DPL’s load requirements under each of its regulatory settlements. Conectiv Energy’s resources for supplying DPL’s standard offer and default service load include electricity generated by Conectiv Energy’s plants and electricity purchased under long-term agreements or in the spot market. DPL purchases gas supplies for its gas distribution customers from marketers and producers in the spot market and under short-term and long-term agreements.

Pursuant to the Maryland Public Service Commission settlement discussed above, DPL will provide standard offer service at market rates to all residential customers from July 2004 through May 2008. DPL will obtain power for the market rate standard offer service through a competitive wholesale bidding process.

ACE is engaged in the generation, transmission and distribution of electricity in southern New Jersey. As of March 31, 2003, ACE delivered electricity to approximately 514,000 customers. ACE has default service obligations, known as Basic Generation Service, for approximately 20% of the electricity supply to its customers. We expect ACE to fulfill these obligations through the generation output from fossil-fuel fired generating plants discussed below and through existing purchase power agreements with non-utility generators. ACE currently owns fossil fuel-fired electric generating plants with 740 MW of capacity. In May 2002, Conectiv initiated a competitive bidding process to sell these plants. On January 13, 2003, we announced that ACE had terminated the competitive bidding process because conditions in the electric energy market prevented ACE from reaching agreements for the sale of these assets. ACE remains interested in selling these assets on acceptable terms, but cannot predict whether or not any or all of the plants will be sold, whether the New Jersey Board of Public Utilities will grant the required approval of any sales agreements, or any related impacts upon recoverable stranded costs.

Competitive Energy

The competitive energy component of our business is conducted through subsidiaries of Conectiv Energy Holding Company (collectively referred to herein as “Conectiv Energy”) and Pepco Energy Services, Inc. (“Pepco Energy Services”). Conectiv Energy Holding Company and Pepco Energy Services are our subsidiaries.

Conectiv Energy

Conectiv Energy supplies power to DPL and provides wholesale power and ancillary services to the PJM power pool. Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher. Additionally, Conectiv Energy engaged in proprietary energy trading designed to take advantage of price fluctuations and arbitrage opportunities prior to ceasing this type of trading in March 2003.

As of March 31, 2003, Conectiv Energy owned and operated electric generating plants with 3,006 MW of capacity. In January 2002, Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that is expected to become fully operational in stages. A total of 306 MW of capacity was added in 2002 at this site (resulting from the installation of three combustion turbines), and an additional 279 MW of capacity was added in the first quarter of 2003 (resulting from the installation of two additional combustion turbines and an upgrade of the combustion turbines installed during 2002). Conectiv Energy expects to add an additional 505 MW of capacity by the end of 2003 (resulting from the installation of an additional combustion turbine and two wave heat recovery boilers and steam generating units).

Conectiv Energy owns an additional three combustion turbines that were delivered in 2002. Due to the decline in wholesale energy prices, further analyses of energy markets and projections of future demand for electricity, among other factors, Conectiv Energy has delayed the construction and installation of these combustion units. Whether these turbines will be installed, and the actual location and timing of the construction and installation, will be determined by market demand or transmission system needs and requirements. In the quarter ending March 31, 2003, Conectiv Energy cancelled orders for four combustion turbines and associated equipment. The cancellation of these combustion turbines is one of the steps being taken by Conectiv Energy to proactively deal with the risks it would otherwise have in the merchant energy sector.

Pepco Energy Services

Pepco Energy Services provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, Pepco Energy Services owns electricity generation plants with approximately 800 MW of peaking capacity, the output of which Pepco Energy Services sells on the wholesale market. Pepco Energy Services also purchases and sells electricity and natural gas on the wholesale market to support its commitments to its retail customers.

Other Non-Regulated

This component of our business is conducted through our subsidiaries Potomac Capital Investment Corporation (“PCI”) and Pepco Communications Inc. (“Pepcom”).

PCI

PCI manages a portfolio of financial investments and strategic operating businesses that are designed to provide us with supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as our and Pepco’s corporate headquarters.

PCI’s utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepcom

Pepcom owns a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation which provides cable and telecommunications services to households in the Washington, D.C. area.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

The Offering

Issuer	Pepco Holdings, Inc.

Securities Offered	$200.0 million aggregate principal amount of Floating Rate Notes due 2004 $200.0 million aggregate principal amount of 4.00% Notes due 2010

Maturity Date	The Notes due 2004 will mature on November 15, 2004. The Notes due 2010 will mature on May 15, 2010.

Interest Rate	The interest rate on the Notes due 2004 will be reset quarterly based on the three-month LIBOR rate plus a spread of 0.80%. The interest rate on the Notes due 2010 will be 4.00% per annum.

Interest Payment Dates	For the Notes due 2004, February 15, May 15, August 15 and November 15 of each year commencing on August 15, 2003 For the Notes due 2010, each May 15 and November 15, commencing November 15, 2003

Optional Redemption

The Notes due 2004 will not be redeemable prior to maturity.

We may redeem all or any portion of the Notes due 2010 at any time at the redemption prices described under “Description of the Notes—Optional Redemption”, plus accrued and unpaid interest.

Ranking

The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. Because we are a holding company and conduct our operations through our subsidiaries, holders of the Notes will, in effect, have a position junior to the claims of the creditors, including debtholders, and the preferred stockholders of our subsidiaries.

Use of proceeds

We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $397.5 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay approximately $397.5 million of our outstanding commercial paper. See “Use of Proceeds.”

Sinking Fund	None

RISK FACTORS

Investing in the Notes involves risk. You should carefully consider all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties referred to below or listed under “Forward-Looking Statements” in the accompanying prospectus. However, these risks and uncertainties are not the only risks which we face.

We are a holding company and have no operating income of our own. Our ability to make payments on the Notes is dependent on receiving dividends and other payments from our subsidiaries.

We are a public utility holding company, registered under PUHCA, and we do not have any operating income of our own. Consequently, our ability to make payments on the Notes is dependent on dividends and other payments received from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether through dividends, loans or other payments. The ability of our subsidiaries to pay dividends or make distributions to us will depend on, among other things:

•	the actual and projected earnings and cash flow, capital requirements, and general financial condition of those subsidiaries;

•	the prior rights of holders of existing and future preferred stock, mortgage bonds and other debt issued by those subsidiaries; and

•	limitations imposed by PUHCA, which, among other things, prohibit the payment of dividends by subsidiaries of a registered public utility holding company out of capital or unearned surplus without the prior approval of the SEC.

The Notes will be, in effect, subordinated to the indebtedness and any preferred stock of our subsidiaries to the extent of the assets of those subsidiaries.

The Notes are not secured by any assets and are not guaranteed by any of our subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stockholders are superior to our entitlement, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the Notes will be, in effect, subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. The Indenture under which the Notes are issued contains no restrictions on the amount of debt or preferred stock issuable by our subsidiaries and does not limit the ability of our subsidiaries to grant a lien on any of their assets other than the capital stock of their significant subsidiaries. See “Description of Debt Securities—Limitation on Liens” in the accompanying prospectus.

Our Power Delivery business is subject to risks that may affect our financial condition and earnings.

Our Power Delivery business is subject to risks inherent in the electric and gas utility business, including prevailing governmental policies and regulatory actions affecting the energy industry, that could adversely affect our financial condition and earnings, such as with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses and present or prospective wholesale and retail competition (including, but not limited to, retail wheeling and transmission costs). Under a full requirements contract, Mirant Corporation is obligated to supply Pepco with all of the capacity and energy needed to fulfill Pepco’s specified rate standard offer service obligations in Maryland until July 2004 and in Washington, D.C. until February 2005. If Mirant were to fail to fulfill its supply obligations, Pepco would be required to seek one or more alternative sources of supply, which may include entry into long-term or short-term agreements, purchases on the spot market or a combination of such sources. A failure by Mirant could have a material adverse effect on our results of operations until the earlier of (1) the replacement of the Mirant supply with alternative sources of electricity on comparable terms and (2) the expiration of Pepco’s specified rate standard offer service obligations; however, we do not believe that a Mirant default would have a material adverse impact on our financial position.

In addition, as a result of regulatory settlements in the service territories in which our Power Delivery businesses operate, the rates that we can charge customers for distribution of electricity over our distribution system are capped or frozen for varying periods. If the costs of maintaining our distribution system and providing distribution service exceed the rates we are allowed to charge, it could adversely affect our financial condition and earnings.

Our Competitive Energy business is subject to risks that may affect our financial condition and earnings.

Our Competitive Energy business is subject to risks associated generally with energy markets and applicable generally to generation owners and wholesale energy providers that could adversely affect our financial condition and earnings, including volatility in market demand and prices for energy, capacity and fuel, and failure of counterparties to energy purchase and sale contracts to fulfill their obligations under such contracts.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the noteholders to sell their Notes or the price at which the noteholders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions of the Securities Act and Securities Exchange Act.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the Notes will be approximately $397.5 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay approximately $397.5 million of our outstanding commercial paper with an approximate weighted average interest rate of 1.40%.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five year period ended December 31, 2002 and for the three month period ended March 31, 2003.

	Year Ended December 31,					Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	2.27x	2.45x	3.63x	2.35x	2.21x	.49x

For the purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense, distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, interest factor in rentals and pre-tax preferred stock dividend requirements of consolidated subsidiaries, less capitalized interest of consolidated subsidiaries.

CAPITALIZATION

The table below shows our capitalization as of March 31, 2003:

•	on an actual consolidated basis; and

•	as adjusted to give effect to the sale of the Notes offered hereby and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

Pepco Holdings, Inc.

(In Millions)

	As of March 31, 2003
	Actual		As Adjusted
Short-term debt	$1,385.4	(a)	$987.9	(b)
Capital lease obligations due within one year	15.8		15.8
Long-term debt	4,907.0	(c)	5,307.0	(d)
Capital lease obligations	118.6		118.6
Redeemable preferred securities (e)	220.0		220.0
Preferred stock	110.7		110.7
Shareholders’ equity	2,942.1		2,942.1

Total capitalization and short-term debt	$9,699.6		$9,702.1

(a)	Includes $570.4 million of short-term debt issued by PHI.
(b)	Includes $172.9 million of short-term debt issued by PHI.
(c)	Includes $1,800.0 million of long-term debt issued by PHI.
(d)	Includes $2,200.0 million of long-term debt issued by PHI.
(e)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds solely parent junior subordinated debentures.

SELECTED UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION OF PHI

The following selected unaudited pro forma consolidated financial information gives effect to the merger of Pepco and Conectiv as if it had occurred at the beginning of each period presented. The merger was accounted for using the purchase method of accounting with Pepco as the acquirer of Conectiv. The selected unaudited pro forma consolidated financial information is not necessarily indicative of the actual operating outcomes that would have resulted had the transaction been consummated on the dates indicated and should not be construed as necessarily indicative of future operating results or financial position.

Pepco Holdings, Inc.

(In Millions)

	For the Year Ended December 31, 2002(a)	For the Three Months Ended March 31, 2002(b)
Operating revenue	$6,777.3	$1,551.0
Net Income	$231.5	$41.9

(a)	The primary pro forma adjustments were related to interest expense incurred on acquisition debt and interest income on existing funds used to partially fund the acquisition. Additionally, included in the calculation of pro forma net income presented above is the after-tax impact of $63.4 million of merger-related costs and the net after-tax loss of $11.2 million related to asset divestitures.
(b)	The primary pro forma adjustments were related to interest expense incurred on acquisition debt and interest income on existing funds used to partially fund the acquisition. Additionally, included in the calculation of pro forma net income presented above is an after-tax gain of $9.4 million related to an asset divestiture.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PHI

The following tables contain selected historical consolidated financial information for PHI (and its predecessor Pepco) derived from PHI’s financial statements. The selected historical consolidated financial information as of and for the three months ended March 31, 2003 is unaudited, and the selected historical consolidated financial information as of and for the years ended December 31, 2000, 2001 and 2002 is derived from the audited financial statements of PHI as of and for the years ended December 31, 2000, 2001 and 2002. On August 1, 2002, Pepco merged with Conectiv. The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. Accordingly, the income statement data for PHI for the year ended December 31, 2002 include Pepco’s and its pre-merger subsidiaries’ results for the entire year consolidated with Conectiv’s and its subsidiaries’ results starting on August 1, 2002. The amounts for 2000 and 2001 reflect only the consolidated operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco (with certain reclassifications in order to conform to holding company presentation). The selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of PHI incorporated by reference herein. The financial results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for an entire year.

Pepco Holdings, Inc.

(In Millions)

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31, 2003(c)
	2000(a)	2001(b)	2002
Income Statement Data
Operating revenue	$2,989.3	$2,400.5	$4,324.5	$1,928.7
Operating expenses	2,094.2	2,034.1	3,778.9	1,889.6
Operating income	895.1	366.4	545.6	39.1
Net income (Loss)	346.5	163.4	210.5	(24.9)

Balance Sheet Data
Cash and cash equivalents, including restricted cash	$1,864.6	$515.5	$98.8	$108.7
Total Assets	$7,027.3	$5,285.9	$12,861.7	$13,035.4

Capitalization and Short-Term Debt:
Short-term debt	$1,150.1	$458.2	$1,377.4	$1,385.4
Capital lease obligations due within one year	15.2	15.2	15.8	15.8
Long-term debt	1,736.3	1,602.1	4,712.8	4,907.0
Capital lease obligations	123.3	120.3	119.6	118.6
Redeemable preferred securities (d)	125.0	125.0	290.0	220.0
Preferred stock	90.3	84.8	110.7	110.7
Shareholders’ equity	1,862.5	1,823.2	2,995.8	2,942.1

Total Capitalization and Short-Term Debt	$5,102.7	$4,228.8	$9,622.1	$9,699.6

(a)	In December 2000, Pepco divested substantially all of its generating assets, which resulted in a net pre-tax gain of approximately $423.8 million ($182.0 million after tax) recorded in 2000.
(b)	In January 2001, Pepco completed the divestiture of its interest in a Pennsylvania generating station, which resulted in a net pre-tax gain of approximately $29.3 million ($9.9 million after tax) for the year ended December 31, 2001.
(c)	Includes a net pre-tax loss of $52.8 million ($31.1 million after tax) related to a one-time charge for cancellation of a combustion turbine contract as more fully discussed in the Quarterly Report on Form 10-Q of Pepco Holdings, Inc. for the quarter ended March 31, 2003.
(d)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds solely parent junior subordinated debentures.

DESCRIPTION OF THE NOTES

General

The following description of the terms of the Notes due 2004 and the Notes due 2010 (which we refer to collectively as the Notes) summarizes certain general terms that will apply to the Notes. The Notes will be issued under an Indenture between us and The Bank of New York, as trustee, dated as of September 6, 2002. This description is not complete, and we refer you to the attached prospectus and the Indenture.

Purchases of Notes or beneficial interests therein may be made in denominations of $1,000 or any integral multiples of $1,000 in excess thereof.

Maturity, Interest and Payment—Floating Rate Notes due 2004

The Notes due 2004 will mature on November 15, 2004. The Notes due 2004 will bear interest from and including May 29, 2003, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2003. Interest payable on each interest payment date will be paid to the persons in whose names the Notes due 2004 are registered at the close of business on the first day of the month in which such interest payment date occurs, except that interest payable at maturity will be paid to the person to whom principal is paid. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Notes due 2004 will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes due 2004 will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.80%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon each such determination, the Calculation Agent will notify us and the trustee, if the trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the Notes due 2004, us and the trustee.

If the following circumstances exist on any Interest Determination Date, the Calculation Agent will determine the interest rate for the Notes due 2004 as follows:

(1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major banks (which may include the underwriters or their affiliates) in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation of the rate (the “Rate Quotation”) at which three-month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the “Representative Amounts”). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.80%.

(2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks (which may include the underwriters or their affiliates) in New York City selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.80%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

All percentages resulting from any calculation on the Notes due 2004 will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Upon the request of a holder of the Notes due 2004, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The following definitions apply to the Notes due 2004:

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the trustee’s corporate trust office is closed for business.

“Calculation Agent” means The Bank of New York, or its successor appointed by us, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an Interest Payment Date for the Notes due 2004 (or, with respect to the initial Interest Period only, commencing on May 29, 2003) and ending on the day before the next succeeding Interest Payment Date for the Notes due 2004.

“LIBOR,” for any Interest Determination Date, will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to us, at approximately 11:00 a.m., London time, on the Interest Determination Date (the “Reported Rate”).

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Telerate Page 3750” means the display designated on page 3750 on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Maturity, Interest and Payment—4.00% Notes Due 2010

The Notes due 2010 will mature on May 15, 2010 and will bear interest at a rate of 4.00% per annum. Interest on the Notes due 2010 will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2003. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the persons in whose names the Notes due 2010 are registered at the close of business on each May 1 and November 1. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest on the Notes due 2010 will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from May 29, 2003 or from the most recent interest payment date to which interest has been paid.

Optional Redemption

The Notes due 2004 will not be redeemable prior to maturity. We may redeem any of the Notes due 2010 in whole or in part, at our option, at any time prior to their maturity, at the redemption prices described below. We will give notice of our intent to redeem the Notes due 2010 at least 30 days, but no more than 60 days, prior to the redemption date.

If we redeem all or any part of the Notes due 2010 as described above, we will pay a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes due 2010 being redeemed or

(ii)	the Make-Whole Amount for the Notes due 2010 being redeemed,

plus, in each case, accrued interest on such Notes to the redemption date.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal and interest on the Notes due 2010 being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes due 2010 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes due 2010.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Reference Treasury Dealer” means Credit Suisse First Boston LLC and its successors; provided, however, that if Credit Suisse First Boston LLC or its successor shall cease to be a primary United States Treasury securities dealer in New York City (a “Primary Treasury Dealer”) we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes due 2010 or portions thereof called for redemption.

Additional Notes

The Notes due 2004 are initially being offered in the aggregate principal amount of $200.0 million and the Notes due 2010 are initially being offered in the aggregate principal amount of $200.0 million. We may from time to time, without the consent of the holders and under certain conditions, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number as the Notes being offered hereby. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Payment and Paying Agents

Principal, premium, if any, and interest on the Notes at maturity will be payable upon presentation of the Notes at the corporate trust office of The Bank of New York, in the City of New York, as paying agent for the Notes. We may change the place of payment on the Notes, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only—The Depository Trust Company

The Notes will trade through The Depository Trust Company (“DTC”). The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of DTC’s nominee, Cede & Co. The global Notes will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., American Stock Exchange LLC and National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the Notes within the DTC system must be made through participants, which will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Notes. Transfers of ownership interests on the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of and interest on the Notes will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered. If we decide to discontinue use of the DTC system of book-entry transfers, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 21, 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective principal amounts of the Notes:

Underwriter	Principal Amount of Notes due 2004	Principal Amount of Notes due 2010

Credit Suisse First Boston LLC	$65,000,000	$65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	65,000,000	65,000,000
Banc One Capital Markets, Inc.	23,334,000	23,334,000
Scotia Capital (USA) Inc.	23,333,000	23,333,000
Wachovia Securities, Inc.	23,333,000	23,333,000

Total	$200,000,000	$200,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer the Notes due 2004 initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.125% of the principal amount per Note due 2004. The underwriters and selling group members may allow a discount of 0.10% of the principal amount per Note due 2004 on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/dealers.

The underwriters propose to offer the Notes due 2010 initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.375% of the principal amount per Note due 2010. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per Note due 2010 on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. and their customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. based on transactions the underwriters conduct through the system. Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. will make securities available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

EXPERTS

The financial statements and financial statement schedule of Pepco Holdings, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K, and Form 10-K/A, of Pepco Holdings, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by William T. Torgerson, Esq., our Executive Vice President and General Counsel, and by Covington & Burling, Washington, D.C., and for the underwriters by Dewey Ballantine LLP. Dewey Ballantine LLP, from time to time, represents certain of our affiliates.

PROSPECTUS

$790,000,000

Common Stock

Debt Securities

By this prospectus, we may offer these securities from time to time in one or more series with an aggregate offering price not to exceed $790,000,000. We will provide you with specific information about the offering and the terms of these securities in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “POM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2003.

This prospectus is a part of registration statements we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is a part of registration statements that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $790,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statements. Those exhibits have been either filed with the registration statements or incorporated by reference to earlier SEC filings listed in the registration statements.

In this prospectus, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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This prospectus is a part of registration statements on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statements for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statements or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of filing of the initial registration statement until we sell all of the securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	The description of our common stock included in our Registration Statement on Form 8-A, filed on July 23, 2002, registering the common stock under Section 12(b) of the Securities Exchange Act, and any amendment or report subsequently filed for the purpose of updating such description; and

•	Our Current Reports on Form 8-K filed January 13, 2003, January 17, 2003, February 11, 2003, March 3, 2003 and March 6, 2003.

If you request copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

ii

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Capital market conditions;

•	Restrictions imposed by the Public Utility Holding Company Act of 1935 (“PUHCA”);

•	Competition for new energy development opportunities and other opportunities;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Success in marketing services;

•	Trading counterparty credit risk;

•	Ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Operating performance of power plants;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

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PEPCO HOLDINGS, INC.

We are a registered holding company under PUHCA. We were incorporated in Delaware on February 9, 2001 and became a holding company on August 1, 2002, in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv. As a result of this merger, Pepco and Conectiv are now our wholly owned subsidiaries. We are engaged, through our subsidiaries, principally in regulated electric and gas utility distribution operations in competitive markets. The utility operations of our subsidiary companies serve more than 1.8 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. We are one of the largest owners of transmission in the Pennsylvania/New Jersey/Maryland power pool (“PJM”), serving a 10,000 square-mile service territory in a growing region with a population of approximately 4 million. Our electric and gas delivery businesses are complemented by a portfolio of mid-merit generating assets and related marketing and risk management capabilities. Through our other non-regulated subsidiaries, we operate competitive retail energy businesses and manage a portfolio of financial investments.

We manage the operations of our subsidiaries as described below.

Power Delivery

The largest component of our business is power delivery, which we conduct through our subsidiaries Pepco, Delmarva Power & Light Company (“DPL”), and Atlantic City Electric Company (“ACE”). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. We refer to the operations of DPL and ACE collectively as “Conectiv Power Delivery.”

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. As of December 31, 2002, Pepco delivered power to approximately 722,000 customers. Under settlements entered into with regulatory authorities, Pepco is required to provide electricity supply at specified rates (which we refer to as “default service”) to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. The profit is shared with Pepco’s retail customers. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

Conectiv Power Delivery

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. As of December 31, 2002, DPL delivered electricity to approximately 485,100 customers and gas to approximately 115,400 customers. Under regulatory settlements, DPL is required to provide default electricity service to customers in Maryland until July 2004, to customers in Delaware until May 2006 and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (which we describe below) supplies all of DPL’s default service load requirements under a supply agreement that ends June 30, 2004. Conectiv Energy’s resources for supplying DPL’s default service load include electricity generated by Conectiv Energy’s plants and electricity purchased under long-term agreements. DPL purchases gas supplies for its customers from marketers and producers in the spot market and under short-term and long-term agreements.

ACE is engaged in the transmission and distribution of electricity in southern New Jersey. As of December 31, 2002, ACE delivered electricity to approximately 514,300 customers. ACE has default service obligations, known as Basic Generation Service, for approximately 20% of the electricity supply to its customers. We expect ACE to fulfill these obligations through the generation output from fossil-fuel fired generating plants discussed below and through existing purchase power agreements with non-utility generators. ACE currently owns fossil fuel-fired electric generating plants with 740 MW of capacity. In May 2002, Conectiv initiated a competitive bidding process to sell the ACE plants. On January 13, 2003, we announced that ACE had terminated the competitive bidding process because conditions in the electric energy market prevented ACE from reaching agreements for the sale of these assets. ACE remains interested in selling these assets on acceptable terms, but cannot predict whether or not any or all of the plants will be sold, whether the New Jersey Board of Public Utilities will grant the required approval of any sales agreements, or any related impacts upon recoverable stranded costs.

Competitive Energy

This component of our business is conducted through subsidiaries of Conectiv Energy Holding Company (collectively referred to herein as “Conectiv Energy”) and Pepco Energy Services, Inc. (“Pepco Energy Services”). Conectiv Energy Holding Company and Pepco Energy Services are our subsidiaries.

Conectiv Energy

Conectiv Energy supplies power to DPL under a power sales contract and provides wholesale power and ancillary services to the PJM power pool. Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher. Until March 3, 2003, Conectiv Energy also engaged in energy trading designed to take advantage of price fluctuations and arbitrage opportunities.

As of December 31, 2002, Conectiv Energy owned and operated electric generating plants with 2,727 MW of capacity. In January 2002 Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that is expected to become fully operational in stages. A total of 306 MW were added in 2002 at this site, and an additional 794 MW of capacity will be added in 2003. In addition, Conectiv Energy has ordered seven combustion turbines which, with additional equipment, could be configured into up to three combined cycle plants with approximately 550 MW of capacity each. Through December 31, 2002, a total of $192.3 million has been paid for these turbines. The total cost to purchase the combustion turbines is approximately $235 million. In August of 2002, as part of our acquisition of Conectiv, the book value of these combustion turbines was adjusted down to the then fair market value of $153 million (approximately 35% lower than the purchase cost). Construction of these additional plants is subject to market and other conditions, but is currently scheduled to occur in phases to be completed in 2007 and 2008. In light of continuing declines in wholesale energy prices, further analyses of energy markets and projections of future demand for electricity, among other factors, Conectiv Energy is considering all of its options including delaying delivery of equipment, delaying construction, selling the equipment and canceling equipment orders.

Pepco Energy Services

Pepco Energy Services provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, Pepco Energy Services owns electricity generation plants with approximately 800 MW of peaking capacity, the output of which Pepco Energy Services sells on the wholesale market. Pepco Energy Services also purchases and sells electricity and natural gas on the wholesale market to support its commitments to its retail customers.

Other Non-Regulated

This component of our business is conducted through our subsidiaries Potomac Capital Investment Corporation (“PCI”) and Pepco Communications Inc. (“Pepcom”).

PCI

PCI manages a portfolio of financial investments and strategic operating businesses that are designed to provide us with supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as our and Pepco’s corporate headquarters.

PCI’s utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepcom

Pepcom owns a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation which provides cable and telecommunications services to households in the Washington, D.C. area.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment of debt.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five year period ended December 31, 2002.

	Twelve Months Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	2.28x	2.44x	3.78x	2.59x	2.53x

PHI became the parent of Pepco and Conectiv on August 1, 2002. Because Pepco is the predecessor of PHI, PHI’s historical ratios for each year in the four year period ended December 31, 2001 are the same as Pepco’s historical ratios for such years. For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense, distributions of Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust and interest factor in rentals, less subsidiary capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities.

The debt securities will be issued in one or more series under the Indenture, dated as of September 6, 2002, between us and The Bank of New York, as trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture. These summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, which is filed as an Exhibit to the registration statement of which this prospectus is a part.

General

We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture will rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

The relevant prospectus supplement will describe the terms of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

•	any addition to or change in the events of default set forth in the Indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the Indenture; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Structural Subordination

We are a holding company that conducts all of our operations through subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stock holders are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the debt securities will be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. Most of our subsidiaries have outstanding indebtedness, and Pepco, DPL and ACE have outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, or if a default or Event of default has occurred, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Indenture, Section 305.)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 602.)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 603.)

Registration and Transfer

If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 602.)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 305.)

Defeasance

The Indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the Indenture (“legal defeasance”) or be released from our obligations under certain covenants under the Indenture with respect to the debt securities such that our failure to comply with the defeased covenants will not constitute an Event of Default (“covenant defeasance”). We may effect a legal defeasance or a covenant defeasance by

(i)	irrevocably depositing in trust with the trustee money or Eligible Obligations (as defined in the Indenture) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities, and

(ii)	satisfying certain other conditions specified in the Indenture.

We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will

(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and

(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Indenture, Article 7.)

Limitation on Liens

The Indenture provides that we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding debt securities issued under the Indenture equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)	any mortgage, pledge, security interest, lien or encumbrance (collectively, “lien”) upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)	any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)	the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment or the corresponding judgment has been discharged within that 60-day period and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or

(c)	so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)	any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the Indebtedness secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as “Permitted Liens.”

For purposes of the restriction described in the preceding paragraph, “Indebtedness” means:

(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;

(ii)	all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)	all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

“Subsidiary” means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

“Significant Subsidiary” means any Subsidiary, the Assets of which constitute five percent or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any lien upon the capital stock of such Subsidiary is effected.

The “Assets” of any person means the whole or any part of its business, property, assets, cash and receivables.

Notwithstanding the foregoing, except as otherwise specified in the officer’s certificate setting out the terms of a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens            , upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, “Consolidated Capitalization” means the sum of:

(i)	Consolidated Shareholders’ Equity;

(ii)	Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication,

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

The term “Consolidated Shareholders’ Equity” means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)	indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;

(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

As used in this definition, “liabilities” includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Subsidiary” means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Liens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets. (Indenture, Section 608.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities under the Indenture;

(ii)	Immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	We shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Indenture.

Event of Default

The term “Event of Default,” when used in the Indenture with respect to any debt securities issued thereunder, means any of the following:

(i)	Failure to pay interest on such debt securities within 30 days after it is due;

(ii)	Failure to pay the principal of or any premium on any such debt securities when due;

(iii)	Failure to perform any other covenant in the Indenture, other than a covenant that does not relate to such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; provided, however, that the 90 day period will be extended if we initiate corrective action within such period and diligently pursue such action; or

(iv)	Events of our bankruptcy, insolvency or reorganization specified in the Indenture. (Indenture, Section 801.)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

If an Event of Default under the Indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

(i)	We have paid or deposited with the trustee a sum sufficient to pay:

(a)	all matured installments of interest on all debt securities of the series;

(b)	the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

(c)	interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d)	all amounts due to the trustee under the Indenture; and

(ii)	Any other Event of Default under the Indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802.)

The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	The holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;

(ii)	The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings; and

(iii)	The trustee has failed to institute any proceeding for 60 days after notice.

In addition, no holder of debt securities will have any right to institute any action under the Indenture to disturb or prejudice the rights of any other holder of debt securities. (Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of debt securities issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	To evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

(ii)	To add to our covenants or to surrender any of our rights or powers under the Indenture;

(iii)	To add additional events of default under the Indenture;

(iv)	To change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a)	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

(b)	when no debt securities of the affected series remain outstanding under the Indenture;

(v)	To provide collateral security for all but not part of the debt securities;

(vi)	To establish the form or terms of debt securities of any series as permitted by the Indenture;

(vii)	To provide for the authentication and delivery of bearer securities;

(viii)	To evidence and provide for the acceptance of appointment of a successor trustee;

(ix)	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

(x)	To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

(xi)	To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)	To modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act. (Indenture, Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the Indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

If the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series or tranches of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected will be required. No such amendment or modification may:

(i)	Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)	Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii)	Modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby. (Indenture, Section 1202.)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series.

The Indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

Resignation of a Trustee

The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of all series of debt securities then outstanding may remove the trustee at any time by giving written notice to us and the trustee. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 910.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

Title

We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the Indenture is The Bank of New York. In addition to acting as trustee under the Indenture, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

DESCRIPTION OF COMMON STOCK

The following description of the terms of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of our certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 400,000,000 shares of common stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2003, 170,469,028 shares of common stock were outstanding and no preferred stock was outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared from time to time by our Board of Directors. We may pay dividends on the common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of the holders of common stock. Holders of common stock do not have cumulative voting rights for the election of directors.

Preemptive Rights

The holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of the Company.

Liquidation Rights

In the event we are liquidated, dissolved or wound up, after payment (or making provision for payment) of our debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of common stock are entitled to receive the balance of our remaining assets, if any.

Transfer Agent and Registrar

Mellon Investor Services LLC, New York, N.Y., and one of our subsidiaries each serves as a transfer agent and registrar for the common stock.

Delaware Business Combination Statute

Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

Because our certificate of incorporation and bylaws do not include any provision to “opt-out” of the Delaware business combination statute, the statute will apply to business combinations involving us.

Staggered Board of Directors

Our board of directors consists of twelve directors who are evenly divided into three classes. Each year our stockholders elect one class of directors for a term of three years.

Our staggered board of directors and the Delaware business combination statute may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider in his or her best interest, including those attempts that might result in a premium over the market price of the shares our common stock.

PLAN OF DISTRIBUTION

We may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

•	the terms of the offering of the securities;

•	the proceeds we will receive from such a sale;

•	any underwriting discounts, sales commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any commissions payable to agents;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which we may list the securities.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price;

•	prices that may be changed;

•	market prices at the time of sale;

•	prices related to prevailing market prices; and

•	negotiated prices.

We will describe the method of distribution in the relevant prospectus supplement.

If we use underwriters with respect to a series of the securities, we will set forth in the relevant prospectus supplement:

•	the name of the managing underwriter, if any;

•	the name of any other underwriters; and

•	the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

•	subject the obligations of the underwriters to certain conditions precedent; and

•	obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

•	overallot in connection with the offering, creating a short position;

•	bid for, and purchase, the securities in the open market to cover short positions;

•	bid for, and purchase, the securities in the open market to stabilize the price of the securities; and

•	reclaim selling concessions allowed for distributing the securities in the offering if the underwriter repurchases previously distributed securities in covering transactions, in stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

We may sell the common stock offered in this prospectus from time to time through one or more agents. Under an agency agreement to be entered into by the agents and us, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment. We will receive all of the proceeds from the sale of the common stock after paying the agents a commission. In addition, we will agree to reimburse any agents for certain of their expenses in connection with the sale of the common stock. The agents will sell the common stock on the New York Stock Exchange, or on any other exchange on which the common stock may be listed, at prevailing market prices through (i) ordinary brokers’ transactions or (ii) in block transactions (which may involve crosses) in accordance with the rules of the exchanges. In block transactions, the agents may purchase all or a portion of the shares for their own account as principal and resell them. The agents also may sell the common stock in a “fixed price offering” off the floor of the exchanges. If this happens, we will sell shares to the agents for their own account at a negotiated price (which is related to the prevailing market price), and the agents may form a group of dealers to participate with them in reselling the shares to you. The agents may also sell the shares by conducting a “special offering” or “exchange distribution” in accordance with the rules of the exchanges.

We will name the agent or agents and describe the terms of any such offering, including the commission payable to the agents, in a prospectus supplement.

If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

We may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The relevant prospectus supplement will describe the commission payable for solicitation of those contracts.

Offered securities may also be offered and sold, if so indicated in the relevant prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the relevant prospectus supplement.

We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by William T. Torgerson, Esq., our Executive Vice President and General Counsel, and by Covington & Burling, Washington, D.C.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.